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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material Pursuant to §240.14a-12
THE SPORTS AUTHORITY, INC.
(Name of Registrant as Specified In Its Charter)
Nesa E. Hassanein Executive Vice President and General Counsel The Sports Authority, Inc. 1050 West Hampden Avenue Englewood, Colorado 80110
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE SPORTS AUTHORITY, INC.
1050 West Hampden Avenue
Englewood, Colorado 80110

May 3, 2004

Dear Fellow Stockholders:

        You are cordially invited to attend the 2004 Annual Meeting of Stockholders of The Sports Authority, Inc. (the "Company"), to be held at 9:00 a.m. on Friday, June 4, 2004 at the executive offices of the Company, located at 1050 West Hampden Avenue, Englewood, Colorado.

        The 2004 Annual Meeting will be devoted to: (1) the election of directors of the Company who will hold office until the next Annual Meeting, (2) the ratification of the selection of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending January 29, 2005, and (3) such other matters that may properly come before the meeting or any adjournment thereof.

        Your vote is important! Be sure that your shares are represented and voted at the Annual Meeting, whether or not you plan to attend in person. If your shares are registered in your name, you may vote your shares by completing, signing and mailing your proxy card in the enclosed postage paid envelope. If your shares are held in the name of your broker, bank or other record holder, the record holder will instruct you how to vote those shares.

        The Company's 2003 Annual Report on Form 10-K, which is being sent to you along with the accompanying Proxy Statement, contains information about the Company and its financial performance.

        Directors and officers of the Company will be present to help host the Annual Meeting and to respond to any questions you may have. By attending the Annual Meeting, you will have the opportunity to hear the plans for our Company's future and to meet our officers.

Kind Regards,

John Douglas Morton Chief Executive Officer and Vice Chairman of the Board

THE SPORTS AUTHORITY, INC.
1050 West Hampden Avenue
Englewood, Colorado 80110

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

        The 2004 Annual Meeting of Stockholders of The Sports Authority, Inc., a Delaware corporation (the "Company"), will be held at the executive offices of the Company, located at 1050 West Hampden Avenue, Englewood, Colorado at 9:00 a.m., local time, on Friday, June 4, 2004, for the following purposes:

  1.
  To elect eight directors of the Company to the Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified;

  2.
  To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending January 29, 2005; and

  3.
  To transact any other business that properly comes before the meeting or any adjournment thereof.

        Stockholders of record of the Company's Common Stock, $.01 par value, at the close of business on April 28, 2004, are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the office of the Secretary of the Company, 1050 West Hampden Avenue, Englewood, Colorado for at least ten days prior to the meeting and will also be available for inspection at the meeting.

        You are cordially invited to attend the Annual Meeting in person. All stockholders, whether or not they plan to attend the Annual Meeting, are requested to complete, date and sign the enclosed proxy card and return it promptly in the envelope provided for that purpose. If you are present in person at the Annual Meeting, you may revoke your proxy and vote in person as set forth in the Proxy Statement.

By Order of the Board of Directors,

Nesa E. Hassanein Secretary

Englewood, Colorado
May 3, 2004

THE SPORTS AUTHORITY, INC.
1050 West Hampden Avenue
Englewood, Colorado 80110

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 4, 2004

INTRODUCTION

        This proxy statement is furnished to stockholders of The Sports Authority, Inc., a Delaware corporation ("The Sports Authority" or the "Company"), in connection with the solicitation of proxies by the Board of Directors for the 2004 Annual Meeting of Stockholders of the Company to be held on June 4, 2004 at 9:00 a.m. at the principal executive offices of the Company, 1050 West Hampden Avenue, Englewood, Colorado 80110, and at any adjournment thereof. Proxy materials, including this proxy statement and a proxy card, are being mailed to stockholders on or about May 3, 2004. All costs incurred in connection with this proxy solicitation will be borne by the Company.

        On August 4, 2003, a wholly-owned subsidiary of Gart Sports Company completed a merger ("TSA merger") with The Sports Authority, Inc. In connection with the TSA merger, Gart Sports Company was renamed The Sports Authority, Inc. The references made to the entities herein refer to The Sports Authority, Inc. (formerly Gart Sports Company, which is also referred to as "Sports Authority" or "Company"). "TSA" refers to TSA Stores, Inc., (formerly known as The Sports Authority, Inc.).

Information about Voting

        Record Date.    The record date for the 2004 Annual Meeting to be held on June 4, 2004 is April 28, 2004 (the "Record Date"). As of the Record Date, 25,563,635 shares of Common Stock, par value $.01 per share, of The Sports Authority, Inc. (the "Common Stock") were outstanding, each of which is entitled to one vote on each matter to be voted upon at the Annual Meeting. Cumulative voting is not permitted. Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

        Quorum.    The presence at the Annual Meeting, in person or by proxy, of stockholders holding a majority of the shares outstanding as of the Record Date will constitute a quorum.

        Proxy Voting.    If you mark your voting instructions on your proxy card and sign and return it, the proxies, who are identified on the proxy card, will vote your shares as you instruct. If you sign and return your proxy card, but do not specify how your shares are to be voted, the proxies will vote your shares FOR the election of the eight director nominees, and FOR the ratification of the selection of the independent auditors.

        Other than the election of directors and the ratification of the appointment of the independent auditors, the Board of Directors does not know of any other matter that may be presented at the meeting. By signing and returning your proxy card, you authorize the proxies to exercise their discretion in voting on any other matter that may be presented for a vote.

        As of the record date, Green Equity Investors, L.P. ("GEI") owns approximately 8% of the outstanding Common Stock. GEI has indicated its intention to vote its shares FOR the election of the eight director nominees and FOR the ratification of the selection of the independent auditors.

        Revocation of Proxies.    You may revoke your proxy at any time before it is voted by delivering to the secretary of The Sports Authority, Inc., 1050 West Hampden Avenue, Englewood, Colorado 80110

a written revocation notice, by submitting a subsequent valid proxy card or by voting in person at the Annual Meeting. Any notice of revocation sent to The Sports Authority must include the stockholder's name.

        Votes Required to Elect the Directors or Approve a Proposal.    The eight persons who receive the highest number of votes will be elected to the Board of Directors of The Sports Authority. Any other matter properly presented for a vote at the Annual Meeting will be approved if the number of shares voted in favor exceeds the number of shares voted in opposition.

        Submitting voting instructions for shares held in street name.    If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the meeting. If you do not submit voting instructions to your broker, your broker may still vote your shares with respect to the election of directors and ratification of appointment of our independent auditors.

        Abstentions and Broker Non-votes.    Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Abstentions and broker non-votes are tabulated separately. Abstentions are counted in tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted as votes cast for or against a particular proposal and therefore will have no effect in determining the outcome of the vote on a particular matter.

Annual Report

        The Company's 2003 Annual Report on Form 10-K is enclosed with these proxy materials.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

        The Board of Directors has nominated, upon the recommendation of the Nominating and Governance Committee, for re-election the following directors: John D. Morton, Gordon D. Barker, Mary Elizabeth Burton, Cynthia R. Cohen, Peter R. Formanek, Martin E. Hanaka, Kevin M. McGovern and Jonathan D. Sokoloff. The entire Board of Directors is elected to serve until the next Annual Meeting of the Stockholders and until their successors have been elected and qualified.

        If any candidate nominated in this Proxy Statement should for any reason become unavailable for election, proxies may be voted with discretionary authority for any substitute designated by the Board of Directors. Stockholders are not allowed to cumulate their votes in the election of directors.

Nominees

        The names of the nominees and related information as of April 28, 2004 are set forth below.

Name	Director Since	Age	Position
John D. Morton	1995	53	Chief Executive Officer and Director
Gordon D. Barker	1998	58	Director
Mary Elizabeth Burton	2003	52	Director
Cynthia R. Cohen	2003	50	Director
Peter R. Formanek	1998	60	Director
Martin E. Hanaka	2003	54	Director
Kevin M. McGovern	2003	55	Director
Jonathan D. Sokoloff	1993	46	Director

        John Douglas Morton.    Mr. Morton is vice chairman of the board and chief executive officer of the Company and has held such positions since August 2003. The Board intends to appoint Mr. Morton chairman of the board following the 2004 annual stockholder meeting. From May 1995 to August 2003, Mr. Morton was our president, chairman of the board and chief executive officer. Mr. Morton joined us in 1986 as division manager of our Utah region. In 1988, he was promoted to division vice president of the Utah region, and, in 1990, he was promoted to vice president of operations. In 1994, Mr. Morton was promoted to executive vice president with responsibility for stores, distribution and marketing. Mr. Morton has worked for over 30 years in the sporting goods retail industry. Mr. Morton is also a director of Ultimate Electronics, Inc., an electronics retail chain.

        Gordon D. Barker.    Mr. Barker became one of our directors in April 1998. Mr. Barker was the chief executive officer and a director of Thrifty Payless Holdings, Inc., a subsidiary of RiteAid Corporation, from 1996 until its acquisition by RiteAid Corporation in 1997. He previously served in various capacities at Thrifty Payless since 1968, including as chief operating officer from 1994 to 1996 and as president from 1994 to 1997. Mr. Barker served as chief executive officer of Snyder Drug Stores/Drug Emporium, a privately held mid-western chain of approximately 240 corporate and affiliate drug stores, from October 1999 until September 2003, at which time Snyder Drug Stores filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. Mr. Barker is also a director of United Natural Foods, a distributor of natural food products.

        Mary Elizabeth Burton.    Ms. Burton became one of our directors in August 2003 at the time of the TSA merger. Ms. Burton was a director of TSA since 1999. Since July 1992, Ms. Burton has also served as chairman and chief executive officer of BB Capital, Inc., a management services and advisory company, which she owns. From June 1998 until April 1999, Ms. Burton served as the chief executive officer of The Cosmetic Center, Inc., a specialty retailer of cosmetics and fragrances. From July 1991 to June 1992, Ms. Burton served as the chief executive officer of PIP Printing, Inc., a leading business printing franchise chain. In addition, Ms. Burton was the chief executive officer of Supercuts, Inc., from September 1987 until May 1991, as well as having served in various other senior executive level capacities in the retailing industry. Ms. Burton currently also serves as a director of Staples, Inc., Zale Corporation, Aeropostale, Inc. and Rent-A-Center, Inc.

        Cynthia R. Cohen.    Ms. Cohen became one of our directors in August 2003 at the time of the TSA merger. Ms. Cohen was a director of TSA since 1998. Ms. Cohen is the founder of Strategic Mindshare, a strategic management consulting firm serving retailers, consumer product manufacturers and e-businesses. She has served as President of Strategic Mindshare since the company's organization in 1990. Prior to that, Ms. Cohen was a partner in management consulting with Deloitte & Touche LLP. Ms. Cohen is a director of Office Depot, Inc., an office supply retailer, and Hot Topic, a teen apparel retailer. Ms. Cohen's term with Office Depot expires on May 14, 2004 and she is not standing for re-election. Ms. Cohen also serves on the executive advisory board for the Center for Retailing Education and Research at the University of Florida and is Vice Chair of the Board of the Center for Women's Business Research.

        Peter R. Formanek.    Mr. Formanek became one of our directors in April 1998. Mr. Formanek was co-founder of AutoZone Inc., a retailer of aftermarket automotive parts, and served as president and chief operating officer of AutoZone, Inc. from 1986 until his retirement in 1994. He currently is a director of The Perrigo Company, a manufacturer of store brand over-the-counter drug products and vitamins. While Mr. Formanek currently also serves as a director of Borders Group, Inc., the second largest operator of book superstores and the largest operator of mall-based bookstores in the United States, his term expires on May 20, 2004 and he is not standing for re-election to the Borders board.

        Martin E. Hanaka.    Mr. Hanaka currently serves as chairman of the board and has served in such position since August 2003, the time of the TSA merger. Mr. Hanaka will become our chairman emeritus following the 2004 annual stockholder meeting. Mr. Hanaka joined TSA in February 1998 as its vice chairman and served as its chief executive officer from September 1998 to August 2003. He served as TSA's chairman since November 1999. From 1994 until October 1997, Mr. Hanaka served as president and chief operating officer and a director of Staples, Inc., an office supply retailer. Mr. Hanaka's extensive retail career includes serving as executive vice president of marketing and as president and chief operating officer of Lechmere, Inc. from 1992 to 1994, and serving in various capacities during his 20-year career at Sears Roebuck & Co., most recently as vice president in charge of Sears Brand Central. Mr. Hanaka also serves as a director of Trans-World Entertainment, a movie and video retail chain operating under several brands, and the Sporting Goods Manufacturers Association, as a national trustee of the Boys & Girls Clubs of America, and as a member of the Cornell University Entrepreneurship and Personal Enterprise Council and the Cornell University Council.

        Kevin M. McGovern.    Mr. McGovern became one of our directors in August 2003 at the time of the TSA merger. Mr. McGovern was a director of TSA since 2000. Mr. McGovern is currently the chairman and chief executive officer of McGovern Capital LLC, which structures, funds and implements capital formation, joint ventures and business alliances. He is the principal in the law firm of McGovern & Associates. Mr. McGovern also serves as the chairman of Greenwich Alliances, which specializes in the formation and negotiation of strategic alliances. He is also a Trustee of Cornell University.

        Jonathan D. Sokoloff.    Mr. Sokoloff became one of our directors in April 1993. Mr. Sokoloff has been a partner of Leonard Green & Associates, L.P., a merchant banking firm and the general partner of Green Equity Investors, L.P., the holder of approximately 8% of our outstanding common stock, since 1990, and was employed at Drexel Burnham Lambert Incorporated from 1985 through 1990, most recently as a managing director. He has been an executive officer and equity owner of Leonard Green & Partners, L.P., a merchant banking firm affiliated with Leonard Green & Associates, L.P., since its formation in 1994, and is also a director of Rite Aid Corporation, Diamond Triumph Auto Glass, Inc., Dollar Financial Group, Inc., and several private companies.

        We previously disclosed that following the TSA merger, the Board would consider appointing a ninth director to the Board. The directors are engaged in ongoing discussions regarding the selection of a ninth director.

        The Company's Board of Directors recommends that the Company's stockholders vote "FOR" the election of the nominees as directors for a term expiring with the next Annual Meeting of Stockholders.

INFORMATION ABOUT THE BOARD OF DIRECTORS
MEETINGS AND COMMITTEES

Corporate Governance

        The Company and our Board are committed to the principles of good corporate governance and our Board is fully compliant with the corporate governance requirements of the New York Stock Exchange ("NYSE"). Principles of corporate governance include:

  •
  Our Board has a majority of non-employee, independent directors;

  •
  All of our Audit Committee members meet the NYSE standards for independence and financial literacy. All members of the Audit Committee are "audit committee financial experts" under Securities and Exchange Commission ("SEC") rules;

  •
  Our Audit Committee hires, determines the compensation of, and decides the scope of services performed by our independent auditors. It also has the authority to retain independent outside advisors;

  •
  Our Corporate Governance Policy provides that the Company should not enter into service agreements with a director for compensation without disclosure to and approval by the Board;

  •
  Our Compensation Committee retained an independent consultant to assist it; and

  •
  Our Code of Business Conduct and Ethics complies with the Sarbanes-Oxley Act and applies to our directors, officers and employees and sets forth basic principles to guide their day-to-day activities.

        Our Board has adopted written charters for the Audit, Compensation and Nominating and Governance Committees setting forth the roles and responsibilities of each committee. Five of the seven non-management directors (each of which are nominees) are independent in accordance with the standards of independence established under our Corporate Governance Policy and the NYSE rules. All members of the Audit and Nominating and Governance Committees satisfy the standard of independence applicable to members of such committees established under applicable law and NYSE requirements. Three of the four members of the Compensation Committee meet such standards of independence. In addition, each of the members of the Audit Committee is an "audit committee financial expert" within the meaning of the current rules of the SEC.

        The Corporate Governance Policy, Code of Business Conduct and Ethics, and Board committee charters are available, free of charge, at the Company's website at www.thesportsauthority.com. A copy of each document will be provided, free of charge, upon written request to: Secretary, The Sports Authority, Inc., 1050 West Hampden Avenue, Englewood, CO 80110. Any waivers of, or amendments to, the Code of Business Conduct and Ethics will be posted on the Company's website.

        Members of the Board of Directors are encouraged to attend the annual meetings of stockholders.

Communications with the Board of Directors

        The Board welcomes communications from stockholders, and stockholders may send such communications care of the Secretary of the Company, 1050 W. Hampden Avenue, Englewood, CO 80110. While the Board oversees management, it does not participate in day-to-day management functions or business operations, and is not normally in the best position to respond to inquiries with respect to those matters. Accordingly, all communications to the Board will be reviewed by the Company initially to determine if the Company should respond on behalf of the Board, and communications pertaining to day-to-day business matters will be routed to the appropriate Company associate for response. Responses made by the Company on behalf of the Board will be maintained by the Company and be available for director review. For communications appropriately addressed by the Board or a specific director, the Company will forward such communication, along with appropriate documentation and a proposed response, for director review.

Committees and Meetings of the Board of Directors

        The Company's Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee which are described below. During the Company's 2003 fiscal year, the Board of Directors held ten meetings and took action by unanimous written consent on two occasions, the Audit Committee held ten meetings, the Compensation Committee held ten meetings and took action by unanimous written consent on three occasions, and the Nominating and Governance Committee held two meetings. During the Company's 2003 fiscal year, each of the Company's Directors attended at least 75% of the aggregate of: (1) the total number of meetings of the Board of Directors (held during the period in which the director served as a director of the Company) and (2) the total number of meetings held by all committees of the Board of Directors on which the director served (during the periods in which the director served on the committees).

Audit Committee

        As of the date of this proxy statement, the members of the Audit Committee are Mary Elizabeth Burton (Chairperson), Gordon D. Barker and Cynthia R. Cohen. All members of the Audit Committee are "independent" as determined by the Nominating and Governance Committee of the Board of Directors consistent with the corporate governance standards of the Company and the NYSE. Each of the members of the Committee is financially literate and is an "Audit Committee financial expert" as defined by the SEC. The Committee formally considered whether Ms. Burton should continue to serve on the Audit Committee of the Company since she currently serves on four separate audit committees of different publicly traded corporations. The Committee considered this matter and after a general discussion concluded that Ms. Burton's past experience as a chief executive officer of several companies adds significant value to the Audit Committee of the Company and particularly in the role of Chairperson. The Committee did not believe that her service on four other audit committees impaired her ability to effectively carry out her duties for the Company.

        The Audit Committee operates pursuant to a written charter. The functions of the Audit Committee are:

  •
  To be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such registered public accounting firm must report directly to the Audit Committee;

  •
  Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding financial, accounting, and legal compliance;

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  Monitor the independence and performance of the Company's independent auditors and internal audit department; and

  •
  Provide an avenue of communication among the independent auditors, management, the internal audit department, and the Board of Directors.

        To ensure the independence of the Company's independent auditor and to comply with applicable securities laws, listing standards, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating and pre-approving all audit, audit-related, and non-audit services to be performed by the Company's independent auditors and the fees associated with such services.

Compensation Committee

        As of the date of this proxy statement, the members of the Compensation Committee are Cynthia R. Cohen (Chairperson), Peter R. Formanek, Kevin M. McGovern and Jonathan D. Sokoloff. All members of the Compensation Committee are "independent" as determined by the Nominating and Governance Committee of the Board of Directors consistent with the corporate governance standards of the Company and the NYSE, except Jonathan D. Sokoloff. Mr. Sokoloff is a partner of Leonard Green & Associates, L.P., an affiliate of Leonard Green & Partners, L.P., which provided management, consulting and financial planning services during 2003 to the Company. The agreement under which such services were provided was terminated at the time of the TSA merger. See "Certain Relationships and Related Transactions" for a description of the relationship between the Company and entities controlled by Mr. Sokoloff. Mr. Sokoloff abstains from voting on matters relating to executive compensation. From and after the date of the Company's 2004 Annual Meeting, Mr. Sokoloff will no longer serve on the Compensation Committee or any other committee of the Board. The functions of the Compensation Committee are to:

  •
  Annually review and assess the adequacy of the Compensation Committee Charter and evaluate the Committee's performance thereunder;

  •
  Annually review corporate goals and objectives relevant to CEO compensation, evaluate the CEO's performance in light of those goals and objectives and set the CEO's compensation level based on this evaluation;

  •
  Annually review and approve the nature and amount of total compensation for the executive officers of the Company, other than the CEO;

  •
  Annually make recommendations to the Board with respect to incentive compensation plans and equity-based compensation plans;

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  Annually recommend to the Board the amount and nature of total compensation for service as a director and as a member of a Board Committee; and

  •
  Establish, adopt, amend, maintain, administer and/or terminate the Company's stock option, stock award, bonus, stock purchase, and 401(k) plan, health and welfare plans, and any director stock plan of The Sports Authority for so long as such plans remain in effect, in accordance with their respective terms.

Nominating and Governance Committee

        As of the date of this proxy statement, the members of the Nominating and Governance Committee are Peter R. Formanek (chairperson), Gordon D. Barker, Mary Elizabeth Burton, Cynthia R. Cohen and Kevin M. McGovern, constituting all of the independent directors of the Board. Pursuant to the Corporate Governance Policies of the Company, the chairperson of the Nominating and Governance Committee is also the lead director for purposes of chairing meetings of the independent directors. Highlights of the functions of the Nominating and Governance Committee are to:

  •
  Develop and recommend to the Board the Corporate Governance Policy. The Committee reviews the Policy at least annually and makes recommendations to the Board with respect to any modifications.

  •
  Identify individuals qualified to become directors, review all nominees for director (including all nominations made by stockholders), and recommend that the Board select the director nominees for each annual meeting of stockholders. In this connection, the Committee reviews with the Board on an annual basis the appropriate skills and characteristics of the current directors, compared to the Company's future needs.

  •
  Recommend to the Board whether to accept the resignation of any director who volunteers to resign;

  •
  Review and recommend to the Board evaluation criteria for the Board's annual self-evaluation pursuant to Section V of the Corporate Governance Policy, based upon a report on best practices in corporate governance by the Company's general counsel. The Board's annual self evaluation is conducted under the direction of the Nominating and Governance Committee. As part of this evaluation, the Nominating and Governance Committee independently evaluates each committee by reference to such committee's charter. The Committee reviews the results of these evaluations and submits them to the Board for its acceptance or modification.

  •
  Annually evaluate its performance in relation to the purpose and responsibilities of the Committee as set forth in the Charter, the rules of the NYSE and the SEC; and

  •
  Review and recommend to the Board evaluation criteria for the chief executive officer's annual evaluation pursuant to the Board of Directors Corporate Governance Policy, based upon a report on best practices in corporate governance by the Company's general counsel. The chief executive officer's annual evaluation is conducted under the direction of the Nominating and Governance Committee.

        The Committee identifies nominees in a number of ways. One method is the recommendation of a sitting member of the Board, who personally knows and has an understanding of the qualifications of a proposed nominee. A second method is an awareness of persons who are successful in business, the non-profit sector or a profession, whether personally known to a member of the Board or not. Such persons are contacted to ask whether they would be willing to serve. If they are willing, then the Committee conducts significant amounts of due diligence to ensure that a nominee possesses qualifications and qualities for serving on the Board. The Committee may elect to engage search firms to assist the Committee in identifying potential Board nominees, and we would pay such firms a fee for conducting such searches.

        The Committee believes that the minimum qualifications for serving on the Board are that a nominee have substantial experience in working as an executive officer for, or serving on the board of a public company, or that he or she demonstrates by outstanding achievement in another given field of endeavor, an ability to make a meaningful contribution to the oversight and governance of a company having a scope and size similar to our Company. A director must have an exemplary reputation and record for honesty in his or her personal dealings and business or professional activity. All directors should possess a basic understanding of financial matters, have an ability to review and understand our Company's financial and other reports, and to discuss such matters intelligently and effectively. He or she also needs to exhibit qualities of independence in thought and action. The Committee will give due consideration to candidates recommended by stockholders. Stockholders may recommend candidates for Committee consideration by submitting such recommendation by mail to the Secretary of the Company by January 4, 2005. However, just because a recommended individual meets the minimum qualifications does not imply that the Committee necessarily will undertake a full evaluation of, or nominate, the person so recommended by a stockholder. All the director candidates, including those recommended by stockholders, will be considered based on the same criteria. The bylaws also provide a means for stockholders to nominate directors.

Compensation of Directors

        Directors who are employees or consultants of the Company receive no separate compensation for serving as directors. All directors are reimbursed for the expenses they incur to attend meetings.

        The Compensation Committee of the Company's Board of Directors has approved the following compensation for non-employee directors of the Company:

  •
  $45,000 per year, payable annually either in cash or restricted shares, at the election of the director;

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  $2,500, payable in cash, for attendance at each meeting of the Board of Directors;

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  $1,500, payable in cash, for attendance at each meeting of a committee of the Board of Directors;

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  $750, payable in cash, for each telephonic Board or committee meeting;

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  $8,000 per year, payable in cash, for the chairperson of the Audit Committee; and

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  $5,000 per year, payable in cash, for the Chairs of the Compensation Committee and the Nominating and Governance Committee.

        In September 2003, the Compensation Committee also authorized a one-time merger grant of 6,000 non-qualified stock options and 4,000 restricted stock units for each of the non-employee directors.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        During the Company's 2003 fiscal year, Mr. Sokoloff, a non-employee director, was a member of the Compensation Committee. Mr. Sokoloff is a partner of Leonard Green & Associates, L.P., an affiliate of Leonard Green & Partners, L.P., which provided management, consulting and financial planning services to the Company. See the sections entitled "Certain Relationships and Related Transactions" for a description of this arrangement and other relationships between the Company and other entities controlled by Mr. Sokoloff.

EXECUTIVE OFFICERS

        The following table sets forth certain information with respect to the executive officers of the Company. Each such executive officer serves at the pleasure of the Company's Board of Directors.

Name	Age	Position
John Douglas Morton	53	Chief Executive Officer
Elliott J. Kerbis	51	President and Chief Merchandising Officer
Thomas T. Hendrickson	49	Vice Chairman, Chief Financial Officer, Chief Administrative Officer and Treasurer
Greg A. Waters	43	Executive Vice President and Chief Operating Officer
Nesa E. Hassanein	51	Executive Vice President, General Counsel and Secretary

        John Douglas Morton.    See "Election of Directors—Nominees" for information concerning Mr. Morton.

        Elliott J. Kerbis.    Mr. Kerbis became president and chief merchandising officer for the Company at the time of the TSA merger. He joined TSA in October 2000 as executive vice president-merchandising and sales promotion and was promoted to president and chief merchandising officer in January 2002, and continues in this capacity following the TSA merger. He previously served as senior vice president of merchandise at Filene's, a department store owned by The May Department Store Company, from May 1999 to August 2000, and as executive vice president of merchandise for hardlines of The Caldor Corporation, a discount retailer, from 1987 to 1999. Prior to joining Caldor Corporation, Mr. Kerbis served in various capacities with R.H. Macy & Co. from 1977 to 1987.

        Thomas T. Hendrickson.    Mr. Hendrickson became our non-director vice chairman and chief administrative officer in August 2003, in addition to the positions of chief financial officer and treasurer which he has held since January 1998. Mr. Hendrickson previously served as the executive vice president and chief financial officer of Sportmart, which position he held since September 1996. He joined Sportmart in January 1993 as vice president-financial operations. In March 1993, he was named chief financial officer of Sportmart, and, in March 1995, was named senior vice president and chief financial officer of Sportmart. From 1987 until joining Sportmart, Mr. Hendrickson was employed as the vice president and controller of Millers Outpost Stores. Mr. Hendrickson is a certified public accountant and has over 20 years of business experience.

        Greg A. Waters.    Mr. Waters became our chief operating officer in August 2003 in addition to his role as executive vice president-store operations, which he has held since June 2001. He joined us in April 1998 as senior vice president-store operations. Prior to joining us, Mr. Waters served as the western regional vice president for TSA since 1994, and as a district manager for TSA since 1991.

        Nesa E. Hassanein.    Ms. Hassanein became our executive vice president in August 2003, in addition to her role as general counsel and secretary, which she has held since June 2000. Ms. Hassanein joined us in July 1998 as vice president and corporate counsel, and was named senior vice president and general counsel in June 2000. Prior to joining us, Ms. Hassanein served as senior vice president and general counsel for Atlas Air Inc. during 1997, as a partner with Morrison & Foerster, LLP from 1995 to 1997, as a shareholder with Brownstein Hyatt Farber & Strickland, PC from 1992 to 1995, and as an associate with Skadden, Arps, Slate, Meagher & Flom from 1982 to 1991.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table sets forth information regarding the annual and long-term compensation paid to the chief executive officer and the four other most highly compensated executive officers of the Company receiving a total annual salary and bonus of $100,000 or more.

		Annual Compensation			Long Term Compensation
Name and Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)(4)(5)		Shares Underlying Options (#)	All Other Compensation ($)
John Douglas Morton Vice Chairman and Chief Executive Officer	2003 2002 2001	837,174 573,076 479,806	898,783 261,625 286,344	— — —	1,464,120 — 225,000	(1) (2)	49,000 — 28,000	2,492 10,938 2,587	(3) (3) (3)
Elliott J. Kerbis President and Chief Merchandising Officer	2003 2002 2001	325,621 — —	306,150 — —	— — —	1,098,090 — —	(1)	36,750 — —	— — —
Thomas T. Hendrickson Chief Financial Officer, Chief Administrative Officer and Treasurer	2003 2002 2001	475,256 350,191 300,576	499,050 136,988 153,638	— — —	1,045,800 — 112,500	(1) (2)	33,000 — 16,000	190 6,570 1,800	(3) (3) (3)
Greg A. Waters Executive Vice President and Chief Operating Officer	2003 2002 2001	400,823 275,576 243,267	435,500 107,738 124,313	— — —	896,400 — 61,875	(1) (2)	25,000 — 8,000	6,552 5,525 —	(3) (3)
Nesa E. Hassanein Executive Vice President, General Counsel and Secretary	2003 2002 2001	301,576 240,037 203,269	337,140 78,000 86,594	— — —	597,600 — 61,875	(1) (2)	25,000 — 8,000	4,954 4,846 —	(3) (3)

(1)
Represents the market value of restricted shares granted based on the opening sales price of $29.88 per share on August 22, 2003, the date of grant. These shares vest 100% on August 22, 2008, subject to the named executive officer's continued employment by us.

(2)
Represents the market value of restricted shares granted based on the closing sales price of $11.25 per share on September 25, 2001, the date of grant. These shares vest 20% per year through September 25, 2006, subject to the named executive officer's continued employment by us.

(3)
Represents contributions made by us on behalf of the named executives under our 401(k) Savings Plan and non-qualified Deferred Compensation Plan.

(4)
Dividends, if declared, are paid on those restricted shares that are vested.

(5)
As of January 31, 2004, the named executives held an aggregate of 511,558 shares of restricted stock with an aggregate market value of $21.6 million.

Option Grants in the Last Fiscal Year

        The following table sets forth information with respect to the options granted by the Company during the 2003 fiscal year to the named executive officers:

	Individual Grants
					Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term(2)
	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year
Name			Exercise of Base Price ($/Sh)	Expiration Date
					5% ($)	10% ($)
John Douglas Morton	49,000	7.6%	$29.880	8/22/2013	$920,777	$2,333,430
Elliott J. Kerbis	36,750	5.7%	$29.880	8/22/2013	$690,583	$1,750,073
Thomas T. Hendrickson.	33,000	5.1%	$29.880	8/22/2013	$620,115	$1,571,494
Greg A. Waters	25,000	3.9%	$29.880	8/22/2013	$469,784	$1,190,526
Nesa E. Hassanein	25,000	3.9%	$29.880	8/22/2013	$469,784	$1,190,526

(1)
These options were granted under The Sports Authority's 2003 Long Term Incentive Compensation Plan.

(2)
Based upon the estimated fair value of Common Stock on the date of grant and assumed appreciation over the term of the options at the respective annual rates of stock appreciation shown. Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of the future price of common stock. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company and overall market conditions. The actual value realized may be greater or less than the potential realizable value set forth in the table.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth certain information regarding the options exercised by the named executives during the last fiscal year and the number and value of unexercised options held by the named executives at January 31, 2004:

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/Unexercisable		In-the Money Options at Fiscal Year-End (#) Exercisable/Unexercisable(2)
John Douglas Morton	40,000	$1,226,247	175,200	154,800	$5,070,575	$3,464,359
Elliott J. Kerbis	46,250	$1,242,738	92,500	36,750	$2,523,030	$454,598
Thomas T. Hendrickson	43,065	$1,140,222	10,000	86,600	$266,500	$1,937,448
Greg A. Waters	10,000	$187,764	26,800	59,400	$799,956	$1,292,994
Nesa E. Hassanein	19,200	$634,609	5,000	52,800	$133,250	$1,110,119

(1)
Represents the market value, as of the exercise date, of the shares of Common Stock acquired on exercise of options, less the aggregate option exercise price.

(2)
Represents the value of the shares of Common Stock subject to outstanding options, based on the market value of $42.25 per share at January 31, 2004, less the aggregate option exercise price.

Report of the Compensation Committee

        The Compensation Committee is composed of four non-employee directors, including, Cynthia R. Cohen, Peter R. Formanek, Kevin M. McGovern and Jonathan D. Sokoloff. Ms. Cohen and Messsrs. Formanek and McGovern are independent directors as determined by the Nominating and Governance Committee of the Board of Directors consistent with the Company's Corporate Governance Policy and the regulations of the NYSE. As a non-independent member of the Compensation Committee, Mr. Sokoloff abstains from voting on matters relating to executive compensation. The Compensation Committee reviews the performance of our executive officers, determines the compensation of our executive officers and is active in reviewing salaries, bonuses and other forms of compensation for other TSA officers and key employees. The Compensation Committee is empowered by Board of Directors to administer the Company's 2003 Long Term Incentive Compensation Plan under which the Compensation Committee may grant, among other things, stock options, restricted shares of the Company's common stock, and other equity based awards to our key employees. The Compensation Committee has access to independent compensation data and is authorized, if determined appropriate in any particular case, to engage outside compensation consultants. The Committee engaged an outside compensation consultant to assist it in determining compensation for fiscal 2004.

        The objectives of the Compensation Committee are to support the Company's achievement of desired standards of performance, to provide compensation and benefits that will attract and retain superior talent and reward performance, and to cause some portion of compensation to be based on the Company's performance. The Company's compensation philosophy also states that our programs will be designed to reward individual performance that drives the strategy and performance of our business and increases stockholder returns. An important factor considered by the Compensation Committee during the fiscal year was the successful transition and integration of the former Gart Sports Company and the former TSA following the merger of these companies.

        The Company's executive compensation program generally is composed of base salary, bonuses based upon the Company's achievement of a target level of pre-tax earnings, and long-term incentives in the form of stock options or restricted stock grants.

  Base Salaries

        For the fiscal year ended January 31, 2004, base salaries for our executive officers were competitively increased following the TSA merger to reflect the added responsibilities and challenges of managing a much larger and more complex enterprise. As of January 31, 2004 combined entity operated 384 stores in 45 states, compared to 180 stores under the former Gart Sports Company and 205 stores under the former TSA prior to the merger. Additionally, in determining base salaries of executive officers, the Compensation Committee considers relevant market data and individual experience and performance specific to the Company. The Compensation Committee generally attempts to provide compensation approximating the median of comparable companies.

        The Compensation Committee is aware that the Internal Revenue Code of 1986, as amended, treats certain elements of executive compensation in excess of $1 million a year as an expense not deductible by the Company for federal income tax purposes. For the fiscal year ended January 31, 2004, compensation for John Douglas Morton and Elliott J. Kerbis exceeded $1 million. To the extent compensation to an executive officer exceeds the cap, the Compensation Committee considers the facts and circumstances to reach a determination regarding the impact of the cap on such compensation.

  Bonus Plan

        Bonuses for executive officers and certain other officers and members of the Company's target bonus management team are paid pursuant to The Sports Authority's 2003 Performance Bonus Plan.

The purpose of the Bonus Plan is to provide an incentive for executives and other of The Sports Authority's key employees and to reward them in relation to the degree to which specified earnings goals are achieved. Under the Bonus Plan, eligible employees are awarded cash bonuses based upon the extent to which the Company achieves a target level of pre-tax earnings established each year by the Compensation Committee. For fiscal 2003, the amount of each employee's cash bonus, as determined by the Compensation Committee, is a percentage of salary ranging from a maximum of 70% (for the chief executive officer) to 10% depending on position, if the Company achieves 100% of the target pre-tax earnings. Bonuses also can be increased or decreased, at the discretion of the Compensation Committee, if the target pre-tax earnings is exceeded or not achieved. Bonuses were awarded in respect of the fiscal year ended on January 31, 2004 based on the Company achieving a target pre-tax earnings amount since the date of the merger. The Company's Board of Directors may choose to continue, amend or terminate the Bonus Plan in future years.

  2003 Long Term Incentive Compensation Plan

        The 2003 Long Term Incentive Compensation Plan is administered by the Compensation Committee and is intended to align performance around longer-term strategic objectives and to promote retention of executive officers and other key employees. The Compensation Committee has the full authority to administer and interpret the incentive compensation plan, to authorize the granting of awards, to determine the eligibility of an employee, director or consultant to receive an award, to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the incentive compensation plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the incentive compensation plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the incentive compensation plan or the administration or interpretation thereof. In connection with this authority, the committee may establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The performance goals may be based upon (i) the extent of achievement of specified levels of (x) The Sports Authority's consolidated pre-tax or after-tax earnings or earnings before interest, tax, depreciation and amortization, (y) the pre-tax or after-tax earnings, or earnings before interest, tax, depreciation and amortization, of The Sports Authority or any particular subsidiary, division or other business unit of The Sports Authority, or (z) changes (or the absence of changes) in the per share or aggregate fair market value of The Sports Authority common stock, or (ii) the extent of achievement of specified levels of revenues, gross margin (rate or dollars), comparable store sales, earnings, costs, return on assets, return on equity, return on capital, return on investment, number of units sold or average sale prices with regard to The Sports Authority, particular subsidiaries, divisions or other business units of The Sports Authority or particular employees or groups of employees of The Sports Authority. Key employees, directors and consultants of The Sports Authority and its subsidiaries are eligible to receive grants of stock options, restricted stock, phantom shares, dividend equivalent rights and other stock-based awards under the incentive compensation plan. The Compensation Committee determines eligibility for awards under the incentive compensation plan.

  Compensation of Chief Executive Officer

        The compensation package of John Douglas Morton, The Sports Authority's chief executive officer and vice chairman of the board, was determined in accordance with the principles described above. In 2003, Mr. Morton received a base salary of $837,174 and a bonus of $898,783 based upon achieving a certain pre-tax earnings goal. In addition, Mr. Morton received a grant of 49,000 stock options and 49,000 shares of restricted stock, in each case subject to specified vesting terms, and also received certain other customary perquisites and benefits. The Compensation Committee approved Mr. Morton's total compensation based on the following factors, which are listed in the order of importance to the Compensation Committee: (1) leadership through the TSA merger and integration process; 2) successful financial results of the combined company following the merger, and; 3) The Sports Authority's comparative performance with other companies in its industry. Mr. Morton also has an employment agreement, the specific terms of which are described below.

  Employee Benefit Plan

        In January 2004, the Company amended its 401(k) Retirement Plan to, among other things, increase the employer's matching contribution rate, reduce the eligibility period, and to cause employees of TSA Stores to vest 100% in matching contribution in their account as of January 1, 2004. On August 4, 2003, the TSA Stores, Inc. 401(k) Savings and Profit Sharing Plan was merged into the Company's plan. On August 1, 2001 the Oshman's Profit Sharing Plan was merged into the Company's plan. Participants vest in the Company's contributions at a rate of 20% per year after the first year of service. The plan provides for discretionary contributions, if any, by the Company in amounts determined annually by the Board of Directors. The Company matching contributions were $1,405,000 in fiscal 2003.

  Deferred Compensation Plan

        Under the Company's Deferred Compensation Plan, eligible employees may contribute a portion of their base salary or bonuses to the plan annually. The nonqualified deferred compensation plan provides for additional matching contributions by the Company, with limitations similar to those under the Company's 401(k) plan, as well as discretionary contributions, in an amount determined by the Company before the end of each plan year. The Company made no matching contributions to the deferred compensation plan during its fiscal year ended on January 31, 2004.

Respectfully submitted by the Compensation Committee:

Cynthia R. Cohen
Peter R. Formanek
Kevin M. McGovern
Jonathan D. Sokoloff

March 19, 2004

The Company's Employment Agreements

        The Company has employment agreements with each of its named executive officers, the terms of which are substantially similar. The agreements provide for, among other things, payment of a base salary, which is reviewed annually, as well as eligibility to receive an annual bonus, equal to a specified percentage of annual compensation, provided the Company achieves specified earnings objectives as set by the compensation committee. Mr. Morton's agreement provides that he will serve as chief executive officer and board member, if elected by Company shareholders, at an annual base salary of $935,000 in fiscal 2003, and eligibility for an annual bonus targeted at 70% of annual base salary in fiscal 2003 and 100% of annual base salary commencing in fiscal 2004, upon the achievement of Company performance objectives. Mr. Kerbis' agreement provides that he will serve as president and chief merchandising officer, in exchange for an annual base salary of $650,000 in fiscal 2003 and eligibility for an annual bonus targeted at 60% of annual base salary. Mr. Hendrickson's agreement provides that he will serve as chief administration officer, chief financial officer and non-director vice chairman, in exchange for an annual base salary of $550,000 in fiscal 2003 and eligibility for an annual bonus targeted at 60%. Mr. Waters' agreement provides that he will serve as executive vice president and chief operating officer, in exchange for an annual base salary of $500,000 in fiscal 2003 and eligibility for an annual bonus targeted at 60% of annual base salary. Ms. Hassanein's agreement provides that she will serve as executive vice president and general counsel in exchange for an annual base salary of $340,000 in fiscal 2003 and eligibility for an annual bonus targeted at 60% of annual base salary.

        If Mr. Morton terminates his employment for "good reason" or if he is terminated without "cause," he shall be entitled to receive (in addition to salary and certain other benefits earned prior to termination) a single lump sum payment in an amount equal to three times the sum of his then-current annual base salary and his target bonus for the year in which such termination occurs. In addition, Mr. Morton will become fully vested in all outstanding long-term incentive awards, and shall be entitled to certain health and welfare benefits for a period of three years following such termination.

        If Mr. Kerbis terminates his employment for "good reason" or if he is terminated without "cause," he shall be entitled to receive (in addition to salary and certain other benefits earned prior to termination) a single lump sum payment in an amount equal to 3.2 times annual base salary. In addition, Mr. Kerbis shall become fully vested in all outstanding long-term incentive awards, and shall be entitled to certain health and welfare benefits for a period of two years following such termination.

        If Mr. Hendrickson terminates his employment for "good reason" or if he is terminated without "cause," he shall be entitled to receive (in addition to salary and certain other benefits earned prior to termination) a single lump sum payment in an amount equal to 2.4 times annual base salary. In addition, Mr. Hendrickson shall become fully vested in all outstanding long-term incentive awards, and shall be entitled to certain health and welfare benefits for a period of 18 months following such termination.

        If Mr. Waters terminates his employment for "good reason" or if he is terminated without "cause," he shall be entitled to receive (in addition to salary and certain other benefits earned prior to termination) a single lump sum payment in an amount equal to 2.4 times annual base salary. In addition, Mr. Waters shall become fully vested in all outstanding long-term incentive awards, and shall be entitled to certain health and welfare benefits for a period of 18 months following such termination.

        If Ms. Hassanein terminates her employment for "good reason" or if she is terminated without "cause," she shall be entitled to receive (in addition to salary and certain other benefits earned prior to termination) a single lump sum payment in an amount equal to 2.4 times annual base salary. In addition, Ms. Hassanein shall become fully vested in all outstanding long-term incentive awards, and shall be entitled to certain health and welfare benefits for a period of 18 months following such termination.

        Under the employment agreements, "cause" means, subject to various exceptions:

  •
  a material violation of any material written rule or policy of the Company for which violation any employee may be terminated pursuant to the Company's written policies and which the executive fails to correct within 30 days after receipt of written notice from the Company's Board of Directors of such violation;

  •
  misconduct by the executive to the Company's material and demonstrable detriment;

  •
  the executive's conviction of, or pleading guilty to, a felony;

  •
  the executive's continued and ongoing gross negligence in the performance of his duties and responsibilities to the Company; or

  •
  the executive's material failure to perform his/her duties and responsibilities to the Company, which the executive fails to correct within 30 days after receipt of written notice from the Company's Board of Directors of such failure.

        Under the employment agreements, "good reason" means, subject to certain exceptions:

  •
  a significant diminution by the Company of the executive's role with the Company or a significant detrimental change in the nature and/or scope of the executive's status with the Company;

  •
  a reduction in the executive's base salary or target or maximum annual bonus opportunity, other than as part of an across the board reduction in salaries of management personnel (including all vice presidents and positions above) of less than 20%;

  •
  at any time following a change of control of the Company, a material diminution by the Company of compensation and benefits (taken as a whole) provided to the executive immediately prior to a change of control;

  •
  the relocation of the executive's principal executive office to a location more than 30 miles further from the executive's principal residence than the executive's principal executive office immediately prior to such relocation, or any requirement that the executive be based anywhere other than the executive's principal executive office;

  •
  any failure by the Company to require a successor to the Company to assume the agreement; or

  •
  any other material breach by the Company of any of the terms and conditions of the applicable employment agreement.

        Mr. Kerbis is entitled to receive options to purchase The Sports Authority common stock in an amount equal to at least 75% of the amount of options granted to the Company's chief executive officer. Mr. Hendrickson is entitled to receive options to purchase The Sports Authority common stock in an amount equal to at least 60% of the amount of options granted to the Company's chief executive officer.

Employee Benefit Plan

        In January 2004, the Company amended its 401(k) Retirement Plan to, among other things, increase the employer's matching contribution rate, reduce the eligibility period, and to cause employees of TSA Stores to vest 100% in matching contribution in their account as of January 1, 2004. On August 4, 2003, the TSA Stores, Inc. 401(k) Savings and Profit Sharing Plan was merged into the Company's plan. On August 1, 2001 the Oshman's Profit Sharing Plan was merged into the Company's plan. Participants vest in the Company's contributions at a rate of 20% per year after the first year of service. The plan provides for discretionary contributions, if any, by the Company in amounts determined annually by the Board of Directors. The Company matching contributions were $1,405,000 in fiscal 2003.

Deferred Compensation Plan

        During the 1999 fiscal year, the Company began a nonqualified deferred compensation plan for certain members of management. Eligible employees may contribute a portion of their base salary or bonuses to the plan annually. The nonqualified deferred compensation plan provides for additional matching contributions by the Company, with limitations similar to those under the Company's 401(k) plan, as well as discretionary contributions, in an amount determined by the Company before the end of each plan year. The Company made no matching contributions to the deferred compensation plan during the 2003 fiscal year.

Report of the Audit Committee of the Board of Directors

        The Audit Committee is responsible for monitoring the integrity of the Company's consolidated financial statements, its compliance with legal and regulatory requirements, its system of internal controls and the qualifications, independence and performance of its internal and independent auditors. We have the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company's independent auditors. The Committee is composed of three independent directors and operates under a written charter adopted by the Board. The Nominating and Governance Committee has determined that each Committee member is independent under the standards of independence established under our Corporate Governance Policy and the NYSE listing requirements and are also "independent" for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934.

        Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Our responsibility is to oversee and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors. Following the TSA merger, the newly constituted Audit Committee was involved in the selection of a new vice president of internal audit of the Company.

        We held ten meetings during fiscal 2003 with five such meetings being held after the merger. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, the internal auditors and the Company's independent auditors, Deloitte & Touche LLP. We discussed with the Company's internal auditors and Deloitte & Touche LLP the overall scope and plans for their respective audits. We met with the internal auditors and Deloitte & Touche, with and without management present, to discuss the results of their examinations and their evaluations of the Company's internal controls.

        We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended January 31, 2004 with management and Deloitte & Touche. We also discussed with management and Deloitte & Touche LLP the process used to support certifications by the Company's chief executive officer and chief financial officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company's periodic filings with the SEC.

        We also discussed with Deloitte & Touche LLP matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

        Deloitte & Touche LLP provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with them their independence from the Company. When considering Deloitte & Touche's independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit of the Company's consolidated financial statements and reviews of the Company's condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q was compatible with maintaining their independence. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Deloitte & Touche. All services were provided consistent with applicable rules and the pre-approval policies and procedures.

        Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we authorized the Company's audited consolidated financial statements for the fiscal year ended January 31, 2004 be included in the Company's Annual Report on Form 10-K for filing with the SEC. We have also selected Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending January 29, 2005 and are presenting the selection to the shareholders for ratification.

Respectfully submitted by the Audit Committee:

Mary Elizabeth Burton
Gordon D. Barker
Cynthia R. Cohen

April 13, 2004

Company's Relationship with Independent Public Accountants

Audit Fees

        The aggregate fees billed to us by Deloitte & Touche LLP for professional services rendered for the audit of our consolidated financial statements for the fiscal years ended January 31, 2004 and February 1, 2003 and the reviews of our consolidated financial statements included in our Quarterly Reports on Form 10-Q, and services related to statutory and regulatory filings or engagements for such fiscal years were $599,222 and $282,229, respectively.

Audit-Related Fees

        The aggregate fees billed to us by Deloitte & Touche LLP for the fiscal years ended January 31, 2004 and February 1, 2003 for audit-related fees, including financial due diligence in connection with the TSA merger, fees relating to the registration statements filed in fiscal 2003 for the TSA merger, and fees for the audit of the financial statements of our 401(k) Savings plan were $878,466 and $616,000.

Tax Fees

        The aggregate fees billed to us by Deloitte & Touche LLP for the fiscal years ended January 31, 2004 and February 1, 2003 for tax fees, including the tax return and technical tax advice, were $133,941 and $83,037.

All Other Fees

        There were no aggregate fees billed to us by Deloitte & Touche LLP for services rendered, other than the services covered above under "Audit Fees," "Audit-Related Fees" and "Tax Fees," for the fiscal years ended January 31, 2004 and February 1, 2003.

        All fees associated with services performed by our independent auditor in fiscal 2003 were pre-approved by the Audit Committee, with the exception of an immaterial amount.

Performance Graph of The Sports Authority

        The following graph shows a comparison of cumulative total returns for the Company, New York Stock Exchange Index, the Standard & Poors Retail Index and a peer group of companies during the period commencing January 9, 1998 (the date that the Company first became subject to the reporting requirements of the Exchange Act) and ending on January 31, 2004.

        The comparison assumes $100.00 was invested on January 9, 1998 and assumes the reinvestment of all dividends, if any. The peer group consists of the following publicly traded sporting goods retailers: Dick's Sporting Goods, Sport Chalet, Inc., and Hibbett Sporting Goods, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's equity securities to file reports of initial ownership and reports of changes in ownership with the SEC. Such directors, officers and 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of such reports furnished to the Company, the Company believes that all section 16(a) requirements applicable to directors, executive officers and 10% stockholders were complied with, except that the Forms 4 for Martin E. Hanaka, John Douglas Morton, Thomas T. Hendrickson, Greg A. Waters, Nesa E. Hassanein and Thomas R. Wildenberg, Senior Vice President of Finance, for an equity award grant made on August 22, 2004 were filed two days late. In addition, due to a problem with our system through which we file Forms 4 on behalf of directors and executive officers, another Form 4 for Mr. Hanaka relating to a grant of 26,295 shares was filed on January 15, 2004 rather than January 13, 2004, two days after the due date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The shares of The Sports Authority common stock constitute our only outstanding class of voting securities. As of April 26, 2004, there were 25,560,451 shares of our common stock outstanding and entitled to vote and 2,543 stockholders of record.

        The table below sets forth certain information regarding beneficial ownership of our common stock as of April 26, 2004, assuming the exercise of options exercisable within 60 days of the date thereof, with respect to: (i) each person or entity who owns of record or beneficially five percent or more of our common stock, (ii) each executive officer and each director and (iii) all executive officers and directors as a group. To our knowledge, each of such stockholders has sole voting and investment power as to the shares shown unless otherwise noted.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Green Equity Investors, L.P.(2) 11111 Santa Monica Boulevard Suite 2000 Los Angeles, CA 90025	1,955,940	7.7%
John Douglas Morton(3)**	266,350	1.0%
Elliot J. Kerbis(4)**	96,229	*
Thomas T. Hendrickson(5)**	50,058	*
Greg A. Waters(6)**	28,400	*
Nesa E. Hassanein(7)**	12,627	*
Martin E. Hanaka(8)**	663,940	2.5%
Gordon D. Barker(9)**	28,366	*
Mary Elizabeth Burton(10)**	17,335	*
Cynthia R. Cohen(11)**	6,440	*
Peter R. Formanek(12)**	151,775	*
Kevin M. McGovern(13)**	32,066	*
Jonathan D. Sokoloff(2)(14)**	1,995,940	7.8%
All directors and executive officers as a group (12 persons)(15)	3,349,526	12.7%

*
Less than 1%.

**
1050 W. Hampden Avenue, Englewood, Colorado 80110

(1)
Applicable percentage of ownership is based on 25,560,451 shares of our common stock outstanding as of April 26, 2004. Shares of our common stock that a person has the right to acquire within 60 days of April 26, 2004 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.

(2)
Green Equity Investors, L.P. is a Delaware limited partnership, the general partner of which is Leonard Green & Associates, L.P. The general partner of Leonard Green & Associates, L.P. is Mr. Sokoloff. Mr. Sokoloff may be deemed to be the beneficial owner of the shares of common stock held by Green Equity Investors, L.P. because he, or entities controlled by him, is the general partner of Leonard Green & Associates, L.P. and also because he whether through ownership interest or position, may be deemed to control Leonard Green & Associates, L.P.

(3)
Includes 180,200 shares of our common stock issuable upon the exercise of outstanding options.

(4)
Includes 92,500 shares of our common stock issuable upon the exercise of outstanding options.

(5)
Includes 12,000 shares of our common stock issuable upon the exercise of outstanding options.

(6)
Includes 28,400 shares of our common stock issuable upon the exercise of outstanding options.

(7)
Includes 6,000 shares of our common stock issuable upon the exercise of outstanding options.

(8)
Includes 517,750 shares of our common stock issuable upon the exercise of outstanding options.

(9)
Includes 15,000 shares of our common stock issuable upon the exercise of outstanding options.

(10)
Includes 7,496 shares of our common stock issuable upon the exercise of outstanding options.

(11)
Includes 3,300 shares of our common stock issuable upon the exercise of outstanding options.

(12)
Includes 98,416 shares of our common stock held by Formanek Investment Trust with Peter R. Formanek as trustee, 4,100 shares of our common stock held by Robin K. Formanek Trust with Robin K. Formanek as trustee, and 15,000 shares of our common stock issuable upon the exercise of outstanding options.

(13)
Includes 6,991 shares of our common stock issuable upon the exercise of outstanding options.

(14)
Includes 39,550 shares of our common stock held by Sokoloff Family Trust with Jonathan D. Sokoloff as trustee and 450 shares of our common stock held by 1998 Children's Trust with Jonathan D. Sokoloff and Sheryl D. Sokoloff, as trustees.

(15)
Includes 884,637 shares of our common stock issuable upon the exercise of outstanding options.

Certain Relationships and Related Transactions

        The Company entered into a severance and non-cancelable consulting agreement with Martin E. Hanaka, the former Chairman and CEO of TSA. Pursuant to the severance agreement, Mr. Hanaka's employment with the Company ceased as of December 31, 2003. Under this agreement, the Company will continue, until August 3, 2006, to nominate Mr. Hanaka to serve on the board. Pursuant to the terms of the agreement, Mr. Hanaka was paid a cash payment of $2.5 million, received $1.0 million in Company common stock, and his unvested equity awards became fully vested and remain exercisable until at least August 4, 2006. In addition and simultaneous with this agreement, the Company executed a consulting agreement with Mr. Hanaka. Mr. Hanaka has agreed to provide consulting services to the Company focussing on the cultural integration and the long-term strategic growth of the Company and the enhancement of the public reputation and image of the Company. Pursuant to the consulting agreement, the Company agreed to pay a fee of $100,000 per year to Mr. Hanaka for his services to be rendered through the term of the agreement of August 3, 2006 and to pay for his office expenses in Fort Lauderdale, Florida.

        We lease properties from partnerships or trusts, the partners and trust accounts of which are affiliated with Ms. Oshman and her family members. Seven related leases are for a distribution center and Oshman's former corporate offices in Houston, Texas, which we lease from Oshman family trusts, including trusts for the benefit of Ms. Oshman. For fiscal 2003, rent expense under these leases was in the aggregate approximately $407,000.

        Green Equity Investors, L.P., whose general partner is Leonard Green & Associates, L.P., owns approximately 8% of our outstanding common stock. During fiscal 2003, we had a management services agreement with Leonard Green & Associates, L.P., whereby Leonard Green & Associates, L.P. received an annual retainer fee of $500,000 plus reasonable expenses for providing certain management, consulting and financial planning services. The management services agreement also provided that Leonard Green & Associates, L.P. may receive reasonable and customary fees and reasonable expenses from time to time for providing financial advisory and investment banking services in connection with major financial transactions that we undertake. In September 2003, the Company bought out the remaining term of the agreement for $0.2 million. In addition, in the third quarter of 2003, the Company paid Leonard Green & Associates, L.P. a fee of $4.25 million, plus out-of-pocket expenses, in connection with the TSA merger.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT AUDITORS

        Deloitte & Touche LLP has served as the Company's independent public accountants since fiscal year 2000. Although action by the stockholders is not required by law, the Board of Directors has determined that it is desirable to request stockholder ratification of the Audit Committee's appointment of the Company's independent auditors. If stockholders do not approve ratification of the appointment of such auditors, the Audit Committee will reconsider the appointment.

        Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

        The Company's Board of Directors recommends that the Company's stockholders vote "FOR" the ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 2004, ending January 29, 2005.

SUBMISSION OF PROPOSALS BY STOCKHOLDERS

        In order to be eligible for inclusion in the Company's proxy statement and proxy card for the next annual meeting of the Company's stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be received by the secretary of the Company at its principal executive offices no later than January 4, 2005. However, in order for such stockholder proposals to be eligible to be brought before the The Sports Authority's stockholders at the next annual meeting of our stockholders, the stockholder submitting the proposals also must comply with the procedures, including the deadlines, required by the Company's amended and restated bylaws.

PROXY SOLICITATION

        In addition to soliciting proxies by mail, directors, executive officers and employees of the Company, without receiving additional compensation, may solicit proxies by telephone, by telecopy or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Common Stock and the Company will reimburse such brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials.

OTHER MATTERS

        The Company does not know of any business to be presented for consideration at the Annual Meeting other than that stated in the notice. It is intended, however, that the persons authorized under the Board's proxies may, in the absence of instructions to the contrary, vote or act in accordance with their judgment with respect to any other proposal properly presented for action at such meeting.

NOTICE TO BANKS, BROKER-DEALERS AND
VOTING TRUSTEES AND THEIR NOMINEES

        Please advise the Company whether other persons are the beneficial owners of the shares for which proxies are being solicited from you, and, if so, the number of copies of this Proxy Statement and other soliciting materials you wish to receive in order to supply copies to the beneficial owners of the Shares.

        IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. BY RETURNING YOUR PROXY PROMPTLY YOU CAN HELP THE COMPANY AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM SO THAT THE ANNUAL MEETING CAN BE HELD. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

BY ORDER OF THE BOARD OF DIRECTORS

Nesa E. Hassanein Secretary

THE SPORTS AUTHORITY, INC.
ANNUAL MEETING OF STOCKHOLDERS
Friday, June 4, 2004
1050 West Hampden Ave.
Englewood, CO 80110

The Sports Authority, Inc. 1050 West Hampden Ave. Englewood, CO 80110	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 4, 2004.

The undersigned hereby appoints JOHN DOUGLAS MORTON and THOMAS T. HENDRICKSON, and each of them, as proxy holders for the undersigned, each with full power of appointment and substitution, and hereby authorizes each of them, separately, to represent and to vote, as designated on the reverse side, all shares of the common stock, $0.01 par value , of The Sports Authority, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Sports Authority, Inc. to be held on June 4, 2004, or at any postponements, continuations or adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted: (1) FOR the election of Gordon D. Barker, Mary Elizabeth Burton, Cynthia R. Cohen, Peter R. Formanek, Martin E. Hanaka, Kevin M. McGovern, John Douglas Morton, and Jonathan D. Sokoloff to the Board of Directors of The Sports Authority, Inc. and (2) FOR the ratification of Deloitte & Touche LLP as independent auditors of The Sports Authority, Inc. for the fiscal year ending January 29, 2005.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2

1.	Election of directors:	01 Gordon D. Barker 02 Mary Elizabeth Burton 03 Cynthia R. Cohen 04 Peter R. Formanek	05 Martin E. Hanaka 06 Kevin M. McGovern 07 John Douglas Morton 08 Jonathan D. Sokoloff	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	Ratification of the selection of Deloitte & Touche LLP as independent auditors of The Sports Authority, Inc. for the fiscal year ending January 29, 2005:	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT.

Address Change? Mark Box ☐	Date
Indicate changes below:

Signature(s) in Box

Please sign exactly as your name or names appears hereon. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership or a limited liability company or any other entity, please sign in such entity's name by an authorized person. When signing as trustee, please give full title as such.

QuickLinks

INTRODUCTION
PROPOSAL NO. 1: ELECTION OF DIRECTORS
INFORMATION ABOUT THE BOARD OF DIRECTORS MEETINGS AND COMMITTEES
EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT AUDITORS
SUBMISSION OF PROPOSALS BY STOCKHOLDERS
PROXY SOLICITATION
OTHER MATTERS
NOTICE TO BANKS, BROKER-DEALERS AND VOTING TRUSTEES AND THEIR NOMINEES
THE SPORTS AUTHORITY, INC. ANNUAL MEETING OF STOCKHOLDERS Friday, June 4, 2004 1050 West Hampden Ave. Englewood, CO 80110